                                                                   EXHIBIT (d).2


                          INTERIM SUBADVISORY AGREEMENT

                            FORTIS SERIES FUND, INC.

         THIS INTERIM SUBADVISORY AGREEMENT AGREEMENT is made this 2nd day of April, 2001 between HL Investment Advisors, LLC. (the "Manager"), a Connecticut limited liability company, and A I M Capital Management, Inc. (the "Sub-Adviser"), a Texas corporation.

         WHEREAS, Fortis Series Fund, Inc. (the "Company") represents that it is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, diversified management investment company, consisting of multiple series of investment portfolios;

         WHEREAS, the Manager represents that it is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act") as an investment adviser and engages in the business of acting as an investment adviser;

         WHEREAS, the Sub-Adviser represents that it is registered under the Advisers Act as an investment adviser and engages in the business of acting as an investment adviser;

         WHEREAS, the Company represents that the Board of Directors of the Company is authorized to classify or reclassify authorized but unissued shares of the Company, and as of the date of this Agreement the Company's Board of Directors has authorized the issuance of series of shares representing interests in investment portfolios; and

         WHEREAS, the Manager represents that it has entered into an interim investment management agreement dated as of April 2nd, 2001 with the Company (the "Management Agreement"), pursuant to which the Manager shall act as manager with respect to the portfolios listed on Schedule A hereto (each, a "Portfolio");

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.       INVESTMENT DESCRIPTION; APPOINTMENT

         The Company desires to employ its capital relating to each Portfolio by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in the prospectuses (the "Prospectus") and the statements of additional information (the "Statement") filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form N-1A, as amended or supplemented from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company (the "Board"). Copies of the Registration Statement, Prospectus and the Statement have been or will be provided to the Sub-Adviser. The Manager agrees promptly to provide copies of all amendments and supplements to the current Registration Statement, Prospectus and the Statement to the Sub-Adviser on or before the effective date



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thereof on an on-going basis. Until the Manager delivers any such amendment or supplement to the Sub-Adviser, the Sub-Adviser shall be fully protected in relying on the Prospectus and Statement as previously furnished to the Sub-Adviser. The Company employs the Manager as the manager to each Portfolio pursuant to the Management Agreement, and the Company and the Manager desire to employ and hereby appoint the Sub-Adviser to act as the sub-investment adviser to each Portfolio. The Sub-Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.       SERVICES AS SUB-ADVISER

         Subject to the supervision, direction and approval of the Board and the Manager, the Sub-Adviser shall conduct a continual program of investment, evaluation and, if appropriate in the view of the Sub-Adviser, sale and reinvestment of each Portfolio's assets. The Sub-Adviser is authorized, in its sole discretion and without prior consultation with the Manager, to: (a) manage each Portfolio's assets in accordance with such Portfolio's investment objective(s) and policies as stated in the Prospectus and the Statement; (b) make investment decisions for each Portfolio; (c) place purchase and sale orders for portfolio transactions on behalf of each Portfolio; and (d) employ professional portfolio managers and securities analysts who provide research services to each Portfolio.

         The Manager agrees that the Sub-Adviser shall not be liable for any failure to recommend the purchase or sale of any security on behalf of any Portfolio on the basis of any information which might, in the Sub-Adviser's opinion, constitute a violation of any federal or state laws, rules or regulations.

         In addition, (i) the Sub-Adviser shall furnish the Manager daily information concerning portfolio transactions and quarterly and annual reports concerning transactions and performance of each Portfolio in such form as may be mutually agreed by the Manager and the Sub-Adviser, and the Sub-Adviser agrees to review such Portfolio and discuss the management thereof with the Manager and the Board.

         (ii) Unless the Manager gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of each Portfolio's shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of each Portfolio may be invested.

         (iii) The Sub-Adviser shall maintain and preserve such records related to each Portfolio's transactions as required under the 1940 Act. The Manager shall maintain and preserve all books and other records not related to the Portfolio transactions as required under the 1940 Act. The Sub-Adviser shall timely furnish to the Manager all information relating to the Sub-Adviser's services hereunder reasonably requested by the Manager. The Sub-Adviser agrees that all records which it maintains for a Portfolio are the property of the Company and the Sub-Adviser will surrender promptly to the Company copies of any of such records.

         (iv) The Sub-Adviser shall maintain compliance procedures for each Portfolio that it reasonably believes are adequate to ensure each Portfolio's compliance with (A) the 1940 Act



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and the rules and regulations promulgated thereunder and (B) such Portfolio's investment objective(s) and policies as stated in the Prospectus and Statement. The Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the Advisers Act.

         (v) In furnishing the services under this Agreement, the Sub-Advisor will comply with the requirements of the 1940 Act and will use its best efforts to cause each Portfolio to comply with the adequate diversification requirements of Section 817(h)(2) and the Subchapter M qualification requirements of Section 851(b)(2) and (3) of the Internal Revenue Code, applicable to each Portfolio, and the regulations promulgated thereunder, to the extent such compliance is within the Sub-Advisor's control.

         (vi) The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the current requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Company. The Sub-Adviser has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

3.       BROKERAGE

         The Sub-Adviser is responsible for decisions to buy and sell securities for each Portfolio, broker-dealer selection, and negotiation of brokerage commission rates. It is the Sub-Adviser's general policy in selecting a broker to effect a particular transaction to seek to obtain "best execution," which means prompt and efficient execution of the transaction at the best obtainable price with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker.

         Consistent with this policy, the Sub-Adviser, in selecting broker-dealers and negotiating brokerage commission rates, will take all relevant factors into consideration, including, but not limited to: the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the applicable Portfolio on a continuing basis. Subject to such policies and procedures as the Board may determine, the Sub-Adviser shall have discretion to effect investment transactions for each Portfolio through broker-dealers (including, to the extent permissible under applicable law, broker-dealers affiliated with the Sub-Adviser) who provide brokerage and/or research services, as such services are defined in section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and to cause such Portfolio to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser's overall responsibilities with respect to such Portfolio and other accounts as to which the Sub-Adviser exercises investment discretion (as such term is defined in section 3(a)(35) of the 1934 Act). Allocation of orders placed by the Sub-Adviser on behalf of a Portfolio to such broker-dealers shall be in such amounts and proportions as the Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules



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and regulations. The Sub-Adviser will submit reports on such allocations to the
Manager regularly as requested by the Manager, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

4.       INFORMATION PROVIDED TO THE COMPANY AND THE MANAGER

         The Sub-Adviser shall keep the Company and the Manager informed of developments materially affecting each Portfolio's holdings, and shall, on its own initiative, furnish the Company and the Manager from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.

5.       COMPENSATION

         In consideration of the services rendered pursuant to this Agreement, the Manager will pay the Sub-Adviser an annual fee calculated at the rate specified in Schedule B hereto. The fee is calculated daily and paid monthly. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of each Portfolio's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

6.       EXPENSES

         The Sub-Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement. Each Portfolio will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Company's legal existence and shareholder relations. All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Manager under the Management Agreement are borne by the applicable Portfolio or the Company.

7.       STANDARD OF CARE

         The Sub-Adviser shall exercise its best judgment and shall act in good faith in rendering the services listed in paragraphs 2 and 3 above. The Sub-Adviser, its officers, directors and employees shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Portfolio, any shareholder of any Portfolio or the Manager in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Manager, the Company or to the shareholders of any Portfolio to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its



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duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement.

8.       TERM OF AGREEMENT

         This Agreement shall become effective as of April 2nd, 2001 (the "Effective Date") and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually as required by the 1940 Act. This Agreement is terminable with respect to any Portfolio, without penalty, on 60 days' written notice, by the Board or by vote of holders of a majority (as defined in the 1940 Act and the rules thereunder) of the outstanding voting securities of such Portfolio, or upon 60 days' written notice, by the Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (the term "assignment" having the meaning defined in Section 2(a)(4) of the 1940 Act and the rules thereunder).

9.       SERVICES TO OTHER COMPANIES OR ACCOUNTS

         It is understood that the Sub-Adviser now acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, including any offshore entities, or accounts, and the Company has no objection to the Sub-Adviser's so acting, provided that whenever a Portfolio and one or more other investment companies or accounts managed or advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Company and the Manager recognize that in some cases this procedure may adversely affect the size of the position obtainable for such Portfolio. In addition, it is understood that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10.      NOTICES

         Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other parties at such address as such other parties may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that the address of each party is as follows:

(a)      To the Manager:

         HL Investment Advisors, LLC
         200 Hopmeadow Street
         Simsbury, Connecticut 06070
         Attn:  Legal Department



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(b)      To the Sub-Adviser:

         A I M Capital Management, Inc.
         President
         11 Greenway Plaza, Suite 100
         Houston, TX 77046
         cc:  General Counsel

11.      REPRESENTATIONS

         Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required action.

12.      USE OF NAME

         The names "A I M Capital Management, Inc.", "A I M Capital Management", or "A I M Capital" (collectively the "A I M Names") may be used only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. At such times as this Agreement shall no longer be in effect, the Company and Manager shall cease to use such names or any other name indicating that it is advised by or otherwise connected with the Sub-Adviser and shall promptly change its name accordingly. The Company and Manager each acknowledge that it has authority to use the A I M Names through permission of the Sub-Adviser, and agrees that the Sub-Adviser reserves to itself and any successor to its business the right to grant the non-exclusive right to use the aforementioned names or any similar names to any other corporation or entity, including but not limited to any investment company of which the Sub-Adviser or any subsidiary or affiliate thereof or any successor to the business of any thereof shall be the investment adviser.

13.      SEVERABILITY

         If any provision of this Agreement is found to be unenforceable, then this Agreement shall be deemed to be amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. The remainder of this Agreement shall not be affected by such modification.

14.      QUESTIONS OF INTERPRETATION

         Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

                                               HL INVESTMENT ADVISORS, LLC



Attest: /s/ Kevin J. Carr                      By: /s/ David M. Znamierowski
       --------------------                       -----------------------------
                                               Name:
                                                    ---------------------------
                                               Title: Senior Vice President
                                                     --------------------------


                                               A I M CAPITAL MANAGEMENT, INC.


Attest: /s/ Michelle Grace                     By: /s/ Ronald P. Stein
       --------------------                       -----------------------------
                                               Name:
                                                    ---------------------------
                                               Title: Senior Vice President
                                                     --------------------------



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                                   SCHEDULE A

Portfolios

Multi-Sector Bond Series

Blue Chip Stock Series II






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                                   SCHEDULE B

Fee Schedule

Pursuant to Section 5 of the Sub-Advisory Agreement between HL Investment Advisors, LLC and A I M Capital Management, Inc. (the "Sub-Advisor"), the fees payable to the Sub-Adviser shall be calculated by applying the following rates to the average daily net assets of each Portfolio as indicated below:

                            Multi-Sector Bond Series


                      Net Assets                                  Annual Rate
                      ----------                                  -----------
     first $200 million......................                      .45 bps
     over $200 million.......................                      .40 bps



                            Blue Chip Stock Series II

                      Net Assets                                  Annual Rate
                      ----------                                  -----------
     first $200 million......................                      .55 bps
     over $200 million.......................                      .50 bps




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